NEWS RELEASE

Ivanhoe Energy Raises Cdn$125 Million

through Private Placement

CALGARY, ALBERTA (January 26, 2010) – Robert Friedland, Co-Chairman, President and CEO and David Dyck, Executive Vice President, Capital Markets of Ivanhoe Energy Inc. (TSX: IE, NASDAQ: IVAN) announced today that the company has raised Cdn$125 million through the private placement of Special Warrants that was announced on January 13, 2010. The issue was increased from the original announcement of up to Cdn$100 million due to strong interest from institutional investors, including numerous top-tier North American institutions and a strategic investment from a significant sovereign wealth fund.

Ivanhoe Energy has closed Cdn$110 million of the Cdn$125 million of subscriptions received and accepted. The Cdn$15 million balance is expected to close in the next few days once funds are received from overseas. An additional Cdn$25 million of Special Warrants are currently under option and may be issued, in whole or in part, on or before February 24, 2010. If all of these additional Special Warrants are issued, the total proceeds of the private placement will be Cdn$150 million.

Each Special Warrant was issued at a price of Cdn$3.00 and entitles the holder to receive, upon exercise, one Common Share and one quarter (0.25) of one Common Share Purchase Warrant. Each whole Purchase Warrant entitles the holder to acquire one Common Share of Ivanhoe Energy at an exercise price of Cdn$3.16 on or before the first anniversary of the closing date.

Ivanhoe Energy plans to use the proceeds from this offering to complete delineation drilling at the Tamarack Project in the Athabasca region in Western Canada, for drilling operations in the Pungarayacu Project in Ecuador and for general corporate purposes. Ivanhoe Energy expects to be in a position to provide an update on Tamarack and on its first appraisal well in Ecuador in the near future.

The securities offered will not be or have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws, and may not be offered or sold in the United States or to U.S. persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

For Further Information Contact:	David Dyck:	1 (403) 560-0900
Ian Barnett:	1 (647) 203-6588
Dorreen Miller:	1 (403) 612-7291

info@ivanhoeenergy.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning the ultimate size of the private placement and the proposed use of proceeds. When used in this document, words such as "could", "plan", “expect”, "estimate", "anticipate", "intend", "may", "potential", "should", and similar expressions relating to matters that are not historical facts are forward-looking statements. Although the Company believes its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the possibility that the Company will be unable to raise financing and other risks disclosed in Ivanhoe Energy's Annual Report on Form 10-K files with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.